UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 30, 2013

Date of Report: (Date of earliest event reported)

Cyanotech Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-14602	91-1206026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

73-4460 Queen Kaahumanu Highway, Suite #102, Kailua Kona, HI 96740

(Address of principal executive offices)

(808) 326-1353

(Registrant’s telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On August 12, 2013, Cyanotech filed its Form 10-Q for the quarter ended June 30, 2013, in which it disclosed that legal expenditures as a component of general and administrative expenses had increased from those reported in the same quarter in 2012.  The Company has since received questions regarding the cause of the increase in legal expenditures.   That increase was primarily the result of the Company researching, preparing and filing petitions for review by the Patent Trial and Appeal Board (“PTAB”) of the validity of a patent which claims to apply to certain uses of astaxanthin.

On June 28 and 29, 2013, the Company filed two Petitions (“Petitions”) for Inter Partes Review by the PTAB within the U.S. Patent and Trademark Office(1).  The Petitions contest the validity and enforceability of Patent No. 5527533 (“Patent”).  Separately, the Company is contesting both the validity of the Patent and its alleged application to any of the Company’s advertising, marketing and sale of astaxanthin products in patent infringement proceedings filed against Cyanotech on June 29, 2012 in the U.S. District Court for the Middle District of Florida under Case No. 5:12-cv-366(2).  The Company’s objective in filing the Petitions with the PTAB in the last quarter was to expedite resolution of the Company’s invalidity claims.

(1)  The Petitions [IPR 2013-00401 and -00404] are available through the USPTO Official Gazette at:  http://www.uspto.gov/web/offices/com/sol/og/2013/week33/TOC.htm#ref18  and searching under “Inter Partes Review” and Patent No. 5527533.

(2)  The court files in this proceeding are available at www.pacer.gov by referencing the Middle District of Florida and the specific Case No. indicated in the text above; access is subject to government charges for such access.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYANOTECH CORPORATION

Dated: August 26, 2013		/s/ Jolé Deal
	By:	Jolé Deal
Vice President — Finance and
Administration, Chief Financial
Officer, Treasurer and Secretary